Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MINN SHARES INC.

Minn Shares Inc., a corporation organized and existing under and by the virtue of the Delaware General Corporation Law, hereby certifies as follows:

FIRST: That the name of the corporation is Minn Shares Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on October 22, 2010.

SECOND: This Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

THIRD: That Article 1 of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

1.  The name of the Corporation is EVO Transportation & Energy Services, Inc. (the “Corporation”).

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 31st day of August, 2017.

By:	/s/ John P. Yeros
Authorized Officer

Title:	Chief Executive Officer
Name:	John P. Yeros